EXHIBIT 99
News Release

FOR IMMEDIATE RELEASE
October 13, 2009
Contact:	Jeff D. Kniese President and Chief Executive Officer Telephone: 937-548-4158

GREENVILLE FEDERAL FINANCIAL CORPORATION DECLARES DIVIDEND

Greenville, Ohio, October 13, 2009. Greenville Federal Financial Corporation (the “Corporation”) (OTCBB: GVFF), today announced that the Board of Directors has declared a cash dividend of $0.07 per share of the Corporation’s common stock. The dividend is to be paid on November 13, 2009, to stockholders of record as of October 30, 2009.

Greenville Federal Financial Corporation is the holding company for Greenville Federal, a federally chartered savings bank headquartered in Greenville, Ohio. Greenville Federal attracts deposits from, and makes loans in, the Ohio counties of Darke, Preble, Auglaize, Miami, Shelby and Mercer and the Indiana counties of Randolph and Wayne.